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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-39706) and related Prospectus of Alpnet, Inc. for the registration of 1,152,714 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2000, with respect to the consolidated financial statements and schedules of Alpnet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



\s\ ERNST & YOUNG LLP



Salt Lake City, Utah

July 3, 2000